Exhibit 99.1

InspireMD Reports Financial Results for the First Quarter Ended

March 31, 2015

BOSTON, MA – May 11, 2015 – InspireMD, Inc. (NYSE MKT: NSPR) (“InspireMD” or the “Company”), a leader in stent embolic protection systems (“EPS”), today announced its financial and operating results for the first quarter ended March 31, 2015.

Alan Milinazzo, CEO of InspireMD, commented, “The first quarter marked the beginning of our full shift in activities towards our new strategy. We began positive early commercialization of the CGuard Rapid Exchange system, while completing our salesforce reorganization to a distributor model. Importantly, we aligned the organization for capital efficiency, regained financial flexibility, made progress with our pipeline, and implemented a plan to regain NYSE MKT listing compliance.”

Mr. Milinazzo concluded, “2015 will be a transition year for InspireMD, but we believe that we have the strategic plan, the sense of urgency, and the resources to deliver on our stated operational and strategic objectives. We are encouraged by the early market reception for our carotid platform, as well as the progress we have made with our neurovascular pipeline development.”

Recent Operating Highlights:

Commercial

•	Early commercial launch of CGuard Rapid Exchange.

•	Completed salesforce reorganization from direct to distributor model.

REGULATORY / CLINICAL / PRODUCT DEVELOPMENT

•	Announced regulatory approval to market MGuard Prime in Brazil.

•	Received regulatory approval to commercialize MGuard Prime in Columbia.

FINANCIAL

•	Strengthened cash position with the completion of financing on March 9th, 2015 with gross proceeds of $13.7 million.

•	Continued implementation of cost containment activities, including measures to reduce the burn rate throughout 2015.

Quarter Ended March 31, 2015 Financial Results

Revenue for the quarter ended March 31, 2015 decreased $1.0 million to $0.5 million compared to $1.5 million during the same period in 2014. The 2015 period included an expected decline in sales volume associated with the trend of doctors increasingly using drug eluting stents rather than bare metal stents in STEMI patients and the impact of the transition to a new commercial strategy built on using third party distributors for our products.

The Company's gross loss for the quarter ended March 31, 2015 was $37,000, a decrease of 104.3% compared to a gross profit of $0.9 million for the same period in 2014. The decrease was largely attributable to the decrease in product revenues and write-offs of inventory due to the trend of increased usage of DES stents in STEMI patients, longer shelf life requirements for third party distributors and the transition to the RX delivery system for CGuard from the over the wire platform.

Total operating expenses for the quarter ended March 31, 2015 were $4.9 million, a decrease of 24.1% compared to $6.4 million for the same period in 2014. This decrease was primarily due to a reduction of expenses related to MGuard’s MASTER II trial, a decrease in compensation related expenses and other savings associated with our cost reduction plan offset by onetime restructuring and impairment expenses.

The loss from operations for the quarter ended March 31, 2015 was $4.9 million, a decrease of 11.7% compared to a loss of $5.5 million for the same period in 2014.

Financial expenses for the quarter ended March 31, 2015 decreased 25.9% to $0.3 million from $0.4 million during the same period in 2014. This decrease was primarily due to a decrease in interest expenses.

The net loss for the quarter ended March 31, 2015 totaled $5.2 million, or $0.10 per basic and diluted share, compared to a net loss of $6.0 million, or $0.18 per basic and diluted share, in the same period in 2014.

Non-GAAP net loss for the quarter ended March 31, 2015 was $3.8 million, or $0.08 per basic and diluted share, a decrease of 22.4% compared to a non-GAAP net loss of $4.9 million, or $0.15 per basic and diluted share, for the same period in 2014. The non-GAAP net loss for the quarter ended March 31, 2015 primarily excludes $1.0 million of share-based compensation and $0.3 million of expense related to the impairment of the value of our royalties buyout option associated with MGuard. The non-GAAP net loss for the quarter ended March 31, 2014 primarily excludes $1.0 million of share-based compensation.

Cash and Cash Equivalents

As of March 31, 2015, cash and cash equivalents were $13.2 million, compared to $6.3 million as of December 31, 2014.

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MGuard™ with MicroNetTM technology to make its products the industry standard for embolic protection and to provide a superior solution to the key clinical issues of current stenting in patients with a high risk of distal embolization, no reflow and major adverse cardiac events.

InspireMD intends to pursue applications of this MicroNet technology in coronary, carotid (CGuardTM), neurovascular, and peripheral artery procedures. InspireMD's common stock is quoted on the NYSE MKT under the ticker symbol NSPR.

Forward-looking Statements

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

InspireMD, Inc.

Craig Shore

Chief Financial Officer

Phone: 1-888-776-6804 FREE

Email: craigs@inspiremd.com

PCG Advisory

Vivian Cervantes

Investor Relations

Phone: (212) 554-5482

CONSOLIDATED STATEMENTS OF OPERATIONS(1)
(U.S. dollars in thousands, except per share data)

	Three months ended
	March 31,
	2015	2014

Revenues	$477	$1,482
Cost of revenues	514	625

Gross Profit	(37)	857

Operating Expenses:
Research and development	1,352	2,577
Selling and marketing	1,017	1,276
General and administrative	1,970	2,539
Restructuring and impairment expenses	514	-

Total Operating Expenses	4,853	6,392

Loss from operations	(4,890)	(5,535)

Financial expenses	306	413

Loss before tax expenses	(5,196)	(5,948)

Tax expenses	16	20

Net Loss	$(5,212)	$(5,968)

Net loss per share – basic and diluted	$(0.10)	$(0.18)

Weighted average number of shares of common stock used in computing net loss per share – basic and diluted	49,915,187	34,051,703

RECONCILIATION OF NON-GAAP NET LOSS (2)
(U.S. dollars in thousands, except per share data)

	Three months ended
	March 31,
	2015	2014

GAAP Net Loss	$(5,212)	$(5,968)

Non-GAAP Adjustments:
Share-based compensation expenses	1,029	1,019
Impairment of royalties buyout	316	-
Royalties buyout expenses and amortization	36	15
Non-cash financial income(3)	-	(6)

Total Non-GAAP Adjustments	1,381	1,028

Non-GAAP Net Loss	$(3,831)	$(4,940)

Non-GAAP net loss per share – basic and diluted	$(0.08)	$(0.15)

Weighted average number of shares of common stock used in computing net loss per share – basic and diluted	49,915,187	34,051,703

CONSOLIDATED BALANCE SHEETS(4)
(U.S. dollars in thousands)

	March 31,	December 31,
ASSETS	2015	2014

Current Assets:
Cash and cash equivalents	$13,186	$6,300
Accounts receivable:
Trade	719	635
Other	278	359
Prepaid expenses	109	150
Inventory	1,750	1,924

Total current assets	16,042	9,368

Non-current assets:
Property, plant and equipment, net	584	622
Deferred issuance costs	136	153
Funds in respect of employee rights upon retirement	504	498
Long term prepaid expenses	58	66
Royalties buyout	400	752

Total non-current assets	1,682	2,091

Total assets	$17,724	$11,459

	March 31,	December 31,
LIABILITIES AND EQUITY (CAPITAL DEFICIENCY)	2015	2014

Current liabilities:
Accounts payable and accruals:
Trade	$665	$909
Other	2,766	3,576
Advanced payment from customers	162	179
Current maturity of loan	3,909	3,809

Total current liabilities	7,502	8,473

Long-term liabilities:
Liability for employees rights upon retirement	699	687
Long-term loan	4,138	5,086

Total long-term liabilities	4,837	5,773

Total liabilities	12,339	14,246

Equity:
Common stock, par value $0.0001 per share; 125,000,000 shares authorized; 75,940,566 and 41,368,889 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	7	4
Additional paid-in capital	118,001	104,620
Accumulated deficit	(112,623)	(107,411)

Total equity (capital deficiency)	5,385	(2,787)

Total liabilities and equity (less capital deficiency)	$17,724	$11,459

(1) All 2015 financial information is derived from the Company's 2015 unaudited financial statements, as disclosed in the Company's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, all 2014 financial information is derived from the Company's 2015 unaudited financial statements, as disclosed in the Company's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission.

(2) Our non-GAAP net loss is presented as management uses this supplemental non-GAAP financial measure to evaluate performance period over period, analyze the underlying trends in our business, and establish operational goals and forecasts that are used in allocating resources. We believe by presenting this additional measurement, we are providing investors with greater transparency to the information used by our management for our financial and operational decision-making, as well as allowing investors to see our results "through the eyes" of management. We further believe that providing this information assists our investors in understanding our operating performance and the methodology used by management to evaluate and measure such performance.

(3) Non-cash financial income relates to the issuance of shares as a result of the anti-dilution rights of our March 2011 investors and the revaluation of warrants.

(4) All March 31, 2015 financial information is derived from the Company's 2015 unaudited financial statements, as disclosed in the Company's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission. All December 31, 2014 financial information is derived from the Company’s 2014 audited financial statements as disclosed in the Company’s Annual Report on Form 10-K, for the twelve months ended December 31, 2014 filed with the Securities and Exchange Commission.